                                                                   EXHIBIT 3.1.1

                 INTERNATIONAL BUSINESS COMPANIES ACT, CAP 291
                                 SECTION 16(2)

                             NOTICE OF AMENDMENT OF
                     MEMORANDUM AND ARTICLES OF ASSOCIATION



TO:     REGISTRAR OF COMPANIES

RE:     SALIX PHARMACEUTICALS, LTD.
        IBC NO 103705

--------------------------------------------------------------------------------

We, HWR SERVICES LIMITED of Craigmuir Chambers, Road town, Tortola, British Virgin Islands, Registered Agent of the above Company, hereby certify that the document annexed hereto is a true extract of the minutes of a meeting of directors held on 6th November, 1998 amending the Memorandum of Association.


Dated this 11th day of November, 1998



/s/ illegible
-------------------------------------
HWR SERVICES LIMITED
Registered Agent

                          SALIX PHARMACEUTICALS, LTD.
                                (The "Company")
                      (An International Business Company)

TRUE EXTRACT OF THE MINUTES OF A MEETING OF THE DIRECTORS OF THE COMPANY HELD ON 6TH NOVEMBER, 1998


          RESOLVED: That Clause 7 of the Company's Memorandum of Association be deleted in its entirety and replaced with the following:

        "CLASSES, NUMBER AND PAR VALUE OF SHARES

        7. The Company is authorized to issue two classes of shares, designated "Preferred Stock" and "Common Stock", respectively. The total number of shares which the Company shall have authority to issue is Forty-Five Million (45,000,000), none of which has any par value. The number of shares of Preferred Stock authorized to be issued is Five Million (5,000,000), and the number of shares of Common Stock authorized to be issued is Forty Million (40,000,000). The Preferred Stock may be issued from time to time in series. The first series shall be designated Series A Preferred Stock (the "Series A Preferred") and shall consist of One Hundred Fifteen Thousand (115,000) shares with the rights, preferences, privileges and restrictions set forth in Clause 8. The second series shall be designated Series B Preferred Stock (the "Series B Preferred") and shall consist of One Hundred Twenty-Six Thousand Four Hundred Forty-Five (126,445) shares with the rights, preferences, privileges and restrictions set forth in Clause 8. The third series shall be designated Series C Preferred Stock (the "Series C Preferred") and shall consist of Five Hundred Thousand (500,000) shares with the rights, preferences, privileges and restrictions set forth in Clause 8. Any remaining shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limitations and restrictions stated in any resolution or resolutions of the Board originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation of any series and to fix the number of shares of any series."

Dated this 11th day of November, 1998


/s/ Authorized signatory
--------------------------------
HWR SERVICES LIMITED
Registered Agent

                                       2